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                                     Exhibit 23.1

                           Consent of Independent Auditors

          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Stanley Works 401(k) Savings Plan of our report dated January 31, 1994, with respect to the consolidated financial statements and schedules of The Stanley Works and our reports dated March 18, 1994, with respect to the financial statements and schedules of the Savings Plan for Salaried Employees of The Stanley Works and the Savings Plan for Hourly Paid Employees of The Stanley Works incorporated by reference or included as exhibits in the Annual Report (Form 10-
          K) of The Stanley Works for the fiscal year ended January 1, 1994.



                                                  ERNST & YOUNG LLP

          Hartford, Connecticut
          September 23, 1994